Exhibit 99.1

Contact:

Brian E. Powers, Chairman and Chief Executive Officer

CRAWFORD UNITED CORPORATION

10514 Dupont Avenue, Suite 200

Cleveland, Ohio 44108

216-243-2449

January 15, 2021

FOR IMMEDIATE RELEASE

Crawford United Corporation Acquires Komtek Forge

CLEVELAND, OH, January 15, 2021 - Crawford United Corporation (OTC: CRAWA) today announced the purchase of KT Acquisition LLC, doing business as Komtek Forge in Worcester, Massachusetts. The acquired business, which will continue to operate under the name Komtek, provides complex, highly engineered forgings for the most quality-conscious industries worldwide, including aerospace, industrial gas turbine, medical prosthetics, alternative energy, petrochemical, and defense.

“Komtek is strategically important to our growing presence in the aerospace and defense markets,” said Brian Powers, CEO of Crawford United. “Komtek has been an important part of our supply chain at CAD Enterprises for many years and this acquisition will allow us to offer a more complete solution to our customers,” he added.

The acquisition is expected to add approximately $7 million in annual revenue to Crawford United and be immediately accretive to earnings.

About Crawford United Corporation. Crawford United Corporation is a growth-oriented holding company providing specialty industrial products to diverse markets, including healthcare, aerospace, education, transportation, and petrochemical. For more information, go to www.crawfordunited.com.

Information about Forward Looking Statements. This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements made regarding the company’s future results. Generally, these statements can be identified by the use of words such as “guidance,” “outlook,” “believes,” “estimates,” “anticipates,” “expects,” “forecasts,” “seeks,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could,” “would” and similar expressions intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Actual results and events may differ significantly from those anticipated as a result of risks and uncertainties, including deterioration of or instability in the economy, the markets the Company serves and the financial markets, developments and uncertainties in U.S. laws and policy, decreased availability or increased costs of materials used in producing the Company’s products, contractions or growth rates and seasonality or cyclicality of markets the Company serves, competition, loss of any key customer, the Company’s ability to successfully integrate the businesses it acquires and achieve the anticipated benefits of such acquisitions, the impact of divestitures and dispositions, the impact of the Company’s debt obligations on its operations and liquidity, as well as the risks described from time to time in the company’s reports as filed with the Securities and Exchange Commission. Further information on potential factors that could affect the financial results of the Company and its forward-looking statements is included in its most recent Form 10-K and subsequent filings with the Securities and Exchange Commission. The Company assumes no obligation to update any forward-looking statement, except as may be required by law. These forward-looking statements speak only as of the date of this release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Brian E. Powers

Chairman & CEO

216-243-2449

bpowers@crawfordunited.com

“Crawford United has a great future behind it.”